Exhibit 99.1

Pinnacle Foods Reports Third Quarter Fiscal 2017 Results
Company Reiterates Full-Year Guidance

Parsippany, NJ, October 26, 2017 - Pinnacle Foods Inc. (NYSE: PF) today reported its financial results for the third quarter ended September 24, 2017 and reaffirmed its full-year guidance for Adjusted diluted earnings per share.

Diluted EPS in the third quarter of 2017, including items affecting comparability1, decreased to $0.39, versus $0.44 in the year-ago period. Excluding items affecting comparability, Adjusted diluted EPS advanced 9.4% to $0.58, compared to $0.53 in the year-ago period.

Net sales in the third quarter of 2017 decreased 1.2% versus year-ago, reflecting strong underlying top-line growth of 3.1%. This performance was more than offset by the anticipated, unfavorable discrete impacts totaling 3.6% from both the second quarter 2017 Aunt Jemima exit2 and the residual impact of the 2016 Boulder UK business wind-down and SKU rationalization program. Also impacting the net sales in the quarter was the unfavorable impact estimated at approximately 0.7% of Hurricanes Harvey and Irma.

In-market performance3 remained very strong in the third quarter, with retail consumption versus year-ago up 3.5% (or 5.2%, excluding Aunt Jemima) and market share advancing 0.7 share points, marking the Company’s 14th consecutive quarter of share growth versus year-ago.

Commenting on the results, Pinnacle Foods Chief Executive Officer Mark Clouse stated, “Our results in the quarter continued to reflect strong in-market performance and our ongoing ability to navigate challenges to deliver very strong bottom-line results. For both the quarter and year-to-date periods, all three retail segments posted consumption and market share growth, and our Adjusted EPS through Q3 is up almost 20%. As we move into Q4 and with the discrete costs of the AJ Exit and related strategic manufacturing investments now largely behind us, we expect our financial results to strengthen, with Adjusted gross margin for the full year of 2017 even with year-ago. In addition, we continue on track to achieve our long-term margin target for 2019 and beyond, as we continue to execute our network optimization strategy.”

Third Quarter Consolidated Results
Net sales in the third quarter of 2017 declined 1.2% to $749.8 million, compared to net sales of $758.8 million in the year-ago period. Strong underlying sales growth of 3.1% was driven by volume/mix growth of 2.5%, net price realization of 0.5% and favorable foreign currency translation of 0.1%. These growth drivers were more than offset by the AJ Exit of 2.8%, the residual Boulder impacts of 0.8% and the estimated hurricanes impact of 0.7%, the latter of which will have some positive net sales effect in the fourth quarter of 2017.

1 Adjusted financial metrics used throughout this release exclude items affecting comparability and are non-GAAP measures. Please see reconciliation to GAAP measures in the financial tables that accompany this release.
2 Aunt Jemima exit, including the recall, of certain retail and foodservice breakfast products (the AJ Exit).
3 In-market performance (retail consumption; market share) based on Pinnacle’s IRI custom category definitions, period ending 10/1/17.

Gross profit in the third quarter of 2017 declined to $219.3 million, or 29.2% of net sales, compared to gross profit of $228.7 million, or 30.1% of net sales, in the prior-year period, including the benefit versus year-ago of items affecting comparability. This performance reflected discrete costs totaling $15 million from the AJ Exit and accelerated manufacturing investments initiated in the second quarter of 2017, as well as a negative hurricane impact of approximately $4 million. Offsetting these factors were the benefits of the strong underlying net sales growth and continued strong productivity.

Adjusted gross profit in the quarter declined 5.4%, or 130 basis points, to $216.7 million, or 28.9% of net sales, compared to $229.1 million, or 30.2% of net sales, in the year-ago period. The 2017 performance included the aforementioned discrete costs and hurricane impacts, which reduced gross profit by approximately $19 million, or 150 basis points.

Earnings before interest and taxes (EBIT) in the third quarter of 2017 decreased to $94.1 million, compared to EBIT of $118.3 million in the year-ago period, primarily reflecting the lower gross profit and the unfavorable impact versus year-ago of items affecting comparability, including a $39 million non-cash tradename impairment charge taken in the third quarter of 2017. Also impacting the results was higher consumer marketing, partially offset by lower overhead expenses resulting from synergy capture, aggressive cost management and lower performance-based compensation. Adjusted EBIT in the third quarter, including the discrete costs and hurricane impacts, decreased 3.1% to $130.4 million, compared to $134.6 million in the year-ago period.

Net interest expense for the quarter decreased 20.2% to $29.1 million, compared to $36.4 million in the year-ago period, driven by the term loan refinancing the Company completed in February 2017, including the reduction of outstanding indebtedness.

The effective tax rate (ETR) for the third quarter of 2017 was 28.3%, compared to 36.0% in the year-ago period, driven by items affecting comparability, as well as the benefits in the quarter of the new accounting standard for stock-based compensation in 2017 and an adjustment to income tax liabilities, partially offset by unfavorable state tax legislation. The Adjusted ETR for the quarter was 31.7%, compared to 36.4% in the year-ago period.

Net earnings in the third quarter decreased to $46.6 million, or $0.39 per diluted share, compared to $52.4 million, or $0.44 per diluted share, in the year-ago period, meaningfully impacted by items affecting comparability. Adjusted Net Earnings in the third quarter, even after giving effect to the discrete costs and hurricane impacts, increased 10.1% versus year-ago to $69.2 million, or $0.58 per diluted share, compared to $62.8 million, or $0.53 per diluted share, in the year-ago period.

Net cash provided by operating activities totaled $58 million in the third quarter of 2017, compared to $75 million in the prior year quarter. On a fiscal year-to-date basis, net cash provided by operating activities totaled $179 million, compared to $240 million in the year-ago period, largely reflecting higher working capital associated with the Company’s robust innovation agenda in 2017 and the cash impact of the discrete items.

Third Quarter Segment Results

Frozen
Net sales for the Frozen segment decreased 4.1% to $301.4 million in the third quarter of 2017, compared to $314.4 million in the year-ago period, entirely reflecting the combined unfavorable impacts of the AJ Exit of 2.8% and the hurricanes of approximately 1.3%. The flat underlying net sales performance versus year-ago, which reflected delayed shipment timing that is expected to more than reverse in the fourth quarter, was due to favorable net realized pricing of 0.2%, including the negative impact of higher new product introductory costs, and favorable foreign currency translation of 0.3%, offset by lower volume/mix of 0.5%.

The Birds Eye franchise continued to post growth in the quarter, despite the impact of the hurricanes, driven by continued momentum behind recently-launched innovation, while net sales declined in Canada and, to a lesser extent, Hungry-Man entrees.

In-market performance for the segment continued to be very strong, with retail consumption advancing 2.8% (or 6.3%, excluding Aunt Jemima) in a category composite that was up 2.0%. This strong consumption performance drove market share growth for the segment of 0.6 share points in the quarter, with Birds Eye vegetables share up 2.1 points on consumption growth of almost 13% and Birds Eye meals share up 1.3 points on consumption growth of 8%.

EBIT for the Frozen segment was $28.2 million in the third quarter of 2017, compared to EBIT of $54.2 million in the year-ago period, largely reflecting the unfavorable impact versus year-ago of items affecting comparability and costs totaling $9 million associated with the AJ Exit and the accelerated manufacturing investments, as well as an estimated $2 million impact of the hurricanes. Also impacting the performance were input cost inflation and higher marketing spending, partially offset by strong productivity. Adjusted EBIT in the third quarter, including the $11 million of costs associated with the discrete items and hurricanes, declined 17.7% to $52.5 million, compared to $63.8 million in the year-ago period.

Grocery
Net sales for the Grocery segment increased 4.4% to $270.4 million in the third quarter of 2017, compared to $258.9 million in the year-ago period. This performance reflected strong volume/mix growth of 3.9%, with little overall net impact from the hurricanes, and favorable net price realization of 0.5%.

Strong double-digit net sales growth versus year-ago of Duncan Hines baking products, driven by the first-half launch of Perfect Size for 1, Vlasic pickles, driven by the launch of Purely Pickles, and Armour canned meat, reflecting continued solid growth and a hurricane-related surge in demand, were partially offset by declines for Wish-Bone salad dressings, due to aggressive competitive pricing, Comstock & Wilderness pie fillings and Smart Balance spreads.

In-market performance for the Grocery segment was strong in the quarter, with retail consumption versus year-ago up 2.3%, in a category composite that was up 0.7%. Market share for the segment advanced 0.2 points, with double-digit consumption growth and market share gains for both Duncan Hines and Armour.

EBIT for the Grocery segment decreased 6.2% to $51.8 million in the third quarter of 2017, compared to $55.2 million in the third quarter of 2016, reflecting the unfavorable impact versus year-ago of items affecting comparability, along with input cost inflation, higher marketing spending and an estimated $2 million unfavorable hurricanes impact, partially offset by strong productivity, realized synergies from the Boulder Brands acquisition and the benefit of the net sales growth. Adjusted EBIT in the third quarter, including the $2 million hurricanes impact, increased 4.7% to $58.0 million, compared to $55.4 million in the year-ago period.

Boulder
Net sales for the Boulder segment increased 9.3% to $101.0 million in the third quarter of 2017, compared to $92.4 million in the year-ago period. This performance reflected very strong underlying volume/mix growth of 12.7% and favorable net price realization of 2.6%, partially offset by a 2.9% decline from the wind-down of the Boulder UK operations and a 3.1% impact from the SKU rationalization program.

The net sales performance for the segment reflected strength across the portfolio, with double-digit increases for gardein, Earth Balance, and Evol, despite the impact of the SKU rationalization program, offset by the UK business wind-down and lower sales for Udi’s due, in part, to the SKU rationalization program.

EBIT for the Boulder segment advanced meaningfully to $19.1 million in the third quarter of 2017, compared to $7.0 million in the third quarter of 2016. This performance reflected the benefits of acquisition synergies, productivity and the strong net sales growth, as well as the favorable impact versus year-ago of items affecting comparability. Partially offsetting these positive drivers were input cost inflation and discrete costs totaling less than $1 million. Adjusted EBIT for the third quarter of 2017 increased 49% to $18.6 million, compared to $12.5 million in the year-ago period.

Specialty
Net sales for the Specialty segment declined 17.2% to $77.0 million in the third quarter of 2017, compared to $93.0 million in the year-ago period, reflecting a 13.3% net sales decline from the AJ Exit, lower volume/mix of 3.6%, largely due to the impact of the previously-disclosed gardein private label business exit, and lower net price realization of 0.3%.

EBIT for the Specialty segment was $1.0 million in the third quarter of 2017, compared to EBIT of $8.4 million in the third quarter of 2016, largely reflecting the unfavorable impact versus year-ago of items affecting comparability. Also impacting the performance were input cost inflation and discrete costs totaling $4 million from the AJ Exit and accelerated manufacturing investments, partially offset by productivity. Adjusted EBIT, including the $4 million of discrete costs, declined 21.3% to $7.3 million, compared to $9.3 million in the year-ago period.

Full Year 2017 Outlook
Forecasted Adjusted Diluted EPS metrics provided below are non-GAAP measures. The Company does not provide guidance for the most directly comparable GAAP measure, diluted EPS, and we similarly cannot provide a reconciliation between our forecasted Adjusted Diluted EPS and diluted EPS metrics without unreasonable effort due to the unavailability of reliable estimates for certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of hedging activities and foreign currency impacts. These items are not within our control and may vary greatly between periods and could significantly impact future financial results.

The Company maintained its guidance for Adjusted diluted EPS for 2017 in a range of $2.55 to $2.60, and continues to expect to be at the low end of the range, reflecting the inclusion of the full-year impact of the discrete items and hurricanes. This outlook represents growth versus year-ago approaching 19% and includes the following assumptions:

•	The benefit of the 53rd week is expected to add approximately 1% to net sales and $0.03 to Adjusted Diluted EPS for the year. This impact will benefit the fourth quarter of 2017.

•	Input cost inflation for the year is now estimated to be approximately 3.0%, reflecting higher than previously-expected transportation expense.

•
Productivity for the year is now estimated to slightly exceed 4.0% of cost of products sold, excluding Boulder Brands acquisition synergies of at least $15 million that will benefit both gross margin and SG&A overhead.

•	The discrete items that impacted performance through the third quarter are expected to impact fourth quarter Adjusted diluted EPS by approximately $0.03.

•	Net interest expense is now forecasted at approximately $121 million.

•	Adjusted ETR for the year, including the benefit of the new accounting standard for stock-based compensation, is now estimated to be approximately 32.5%.

•	The weighted average diluted share count for the year continues to be estimated at approximately 120 million shares.

•	Capital expenditures for the year are now estimated to be approximately $100 million, excluding the $37.5 million acquisition of the frozen warehouse and packaging facility in Beaver Dam, Wisconsin.

Non-GAAP Financial Measures
Pinnacle uses the following non-GAAP financial measures as defined by the SEC in its financial communications. These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	Adjusted Gross Profit

•	Adjusted Gross Profit as a % of sales (Adjusted Gross Profit Margin)

•	Adjusted EBITDA

•	Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

•	Adjusted Net Interest Expense

•	Adjusted Net Earnings

•	Adjusted Diluted Earnings Per Share

•	Adjusted Effective Income Tax Rate (Adjusted ETR)

Adjusted Gross Profit
Pinnacle defines Adjusted Gross Profit as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. The Company believes that the presentation of Adjusted Gross Profit is useful to investors in the evaluation of the operating performance of companies in similar industries. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. In addition, Adjusted Gross Profit is one of the components used to evaluate the performance of Company’s management. Such targets include, but are not limited to, measurement of sales efficiency, productivity measures and recognition of acquisition synergies.

Adjusted EBITDA
Pinnacle defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity-based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

Management uses Adjusted EBITDA as a key metric in the evaluation of underlying Company performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, Pinnacle believes the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to service debt and meet any payment obligations. In addition, Pinnacle believes that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. The Company has historically reported Adjusted EBITDA to analysts and investors and believes that its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Adjusted EBITDA should not be considered as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow Pinnacle to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Adjusted Earnings before Interest and Taxes (Adjusted EBIT)
Adjusted Earnings Before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results. Additionally, Adjusted EBIT provides transparent and useful information to management, investors, analysts and other parties in evaluating and assessing the Company and its segments, primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted EBIT is one of the measures management uses for planning and budgeting, monitoring and evaluating financial and operating results and in the analysis of ongoing operating trends.

Adjusted Net Interest Expense
Adjusted Net Interest Expense is provided to assist the reader by eliminating charges which result from refinancing activities or unusual transactions. Management believes that the Adjusted Net Interest Expense measure is useful information to investors in order to demonstrate a measure of interest expense that is associated with the ordinary course of business operations and that it is more comparable to interest expense in prior periods. Pinnacle uses Adjusted Net Interest Expense to conduct and evaluate its business in order to evaluate the effectiveness of the corporation’s financing strategies and to analyze trends in interest expense, absent the effect of unusual transactions.

Adjusted Net Earnings, Adjusted Effective Income Tax Rate and Adjusted Diluted Earnings per Share
Adjusted Net Earnings, Adjusted Effective Income Tax Rate and the related Adjusted Diluted Earnings per Share metrics are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted Interest Expense, net in order to improve the comparability and understanding of the related GAAP measures. Adjusted Net Earnings, Adjusted Effective Tax Rate and Adjusted Diluted Earnings per Share provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted Net Earnings, Adjusted Effective Income Tax Rate and Adjusted Diluted Earnings per Share are measures used by management for planning and budgeting, monitoring and evaluating financial and operating results.

Conference Call Information
The Company will host a conference call on Thursday, October 26, 2017 at 9:30 AM (ET) to discuss the results with members of the investment community. Investors and analysts may access the call by dialing

(866) 814-1918 within the United States or Canada and (703) 639-1362 internationally and referencing the conference call name: Pinnacle Foods Q3 Earnings Call. A replay of the call will be available, beginning October 26, 2017 at approximately 12:30 PM (ET) until November 9, 2017, by dialing (855) 859-2056 or (404) 537-3406 and referencing access code 39851241. Access to a live audio webcast and replay of the event will be available in the Investor Center section of the Company's corporate website, www.pinnaclefoods.com.

Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations
973-541-8629

About Pinnacle Foods Inc.
Pinnacle Foods Inc. (NYSE: PF) is a leading manufacturer, marketer and distributor of high-quality branded food products with a mission of unleashing brand potential.  With annual sales in excess of $3 billion, our portfolio includes well-known brands competing in frozen, refrigerated and shelf-stable formats, such as Birds Eye, Birds Eye Voila!, Duncan Hines, Earth Balance, EVOL, gardein, Glutino, Hungry-Man, Log Cabin, Udi’s,  Vlasic, and Wish-Bone, along with many others.  The company is headquartered in Parsippany, NJ and has nearly 5,000 employees across the U.S. and Canada.  For more information, please visit www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our filings, including our Form 10-K, with the Securities and Exchange Commission on February 23, 2017. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.  We assume no obligation to update the information contained in this announcement except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands, except per share data)

	Three months ended		Nine months ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016
Net sales	$749,814	$758,821	$2,260,496	$2,269,457
Cost of products sold	530,523	530,117	1,665,723	1,620,994
Gross profit	219,291	228,704	594,773	648,463

Marketing and selling expenses	50,492	53,879	155,556	173,813
Administrative expenses	30,962	36,439	100,603	126,030
Research and development expenses	3,908	4,564	12,509	13,847
Tradename impairment charges	39,100	11,200	66,530	11,200
Other expense, net	775	4,354	10,293	17,238
	125,237	110,436	345,491	342,128
Earnings before interest and taxes	94,054	118,268	249,282	306,335
Interest expense	29,125	36,473	138,363	103,601
Interest income	37	27	65	131
Earnings before income taxes	64,966	81,822	110,984	202,865
Provision for income taxes	18,385	29,469	22,636	79,892
Net earnings	46,581	52,353	88,348	122,973
Less: Net earnings attributable to non-controlling interest	—	—	172	—
Net earnings attributable to Pinnacle Foods, Inc. and subsidiaries common shareholders	$46,581	$52,353	$88,176	$122,973

Net earnings per share attributable to Pinnacle Foods, Inc. and subsidiaries common shareholders:
Basic	$0.39	$0.45	$0.75	$1.05
Weighted average shares outstanding - basic	118,329	117,224	118,022	116,666
Diluted	$0.39	$0.44	$0.74	$1.04
Weighted average shares outstanding - diluted	119,690	118,390	119,543	117,923
Dividends declared	$0.325	$0.285	$0.895	$0.795

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands, except share and per share amounts)

	September 24, 2017	December 25, 2016
Current assets:
Cash and cash equivalents	$131,341	$353,076
Accounts receivable, net of allowances of $10,782 and $12,335, respectively	300,181	289,582
Inventories	543,643	445,491
Other current assets	16,142	10,687
Total current assets	991,307	1,098,836
Plant assets, net of accumulated depreciation of $569,615 and $491,397, respectively	694,394	723,345
Tradenames	2,463,452	2,529,558
Other assets, net	159,555	173,071
Goodwill	2,168,487	2,163,156
Total assets	$6,477,195	$6,687,966

Current liabilities:
Short-term borrowings	$1,389	$2,389
Current portion of long-term obligations	34,813	23,801
Accounts payable	329,986	292,478
Accrued trade marketing expense	27,804	51,054
Accrued liabilities	116,752	166,741
Dividends payable	40,150	35,233
Total current liabilities	550,894	571,696
Long-term debt	2,936,375	3,140,496
Pension and other postretirement benefits	53,725	56,323
Other long-term liabilities	33,194	47,529
Deferred tax liabilities	935,465	922,980
Total liabilities	4,509,653	4,739,024
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued 120,009,786 and 119,127,269, respectively	1,198	1,191
Additional paid-in-capital	1,448,196	1,429,447
Retained earnings	582,262	601,049
Accumulated other comprehensive loss	(33,110)	(51,569)
Capital stock in treasury, at cost, 1,000,000 common shares	(32,110)	(32,110)
Total Pinnacle Foods Inc. and subsidiaries shareholders' equity	1,966,436	1,948,008
Non-controlling interest	1,106	934
Total Equity	1,967,542	1,948,942
Total liabilities and equity	$6,477,195	$6,687,966

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands)

	Nine months ended
	September 24, 2017	September 25, 2016
Cash flows from operating activities
Net earnings	$88,348	$122,973
Non-cash charges (credits) to net earnings
Depreciation and amortization	107,431	78,749
Intangible asset impairment charge	66,530	11,200
Amortization of debt acquisition costs and discount on term loan	3,627	7,079
Recognition of deferred costs related to refinancing	28,494	600
Change in value of financial instruments, including amounts reclassified from Accumulated Other Comprehensive Loss from settlement of hedges	21,339	(9,218)
Equity-based compensation charges	14,126	9,383
Pension expense, net of contributions	(1,750)	112
Other long-term liabilities	(3,034)	601
Other long-term assets	—	(1,110)
Foreign exchange gains	(1,880)	(1,027)
Excess tax benefits on equity-based compensation	—	(10,767)
Deferred income taxes	6,150	28,737
Changes in working capital (net of effects of acquisition)
Other liabilities - cash settlement of hedges related to refinancing	(20,722)	—
Accounts receivable	(9,786)	(40,708)
Inventories	(96,612)	(31,948)
Accrued trade marketing expense	(23,035)	(1,744)
Accounts payable	49,537	31,602
Accrued liabilities	(47,163)	29,813
Other current assets	(2,878)	15,615
Net cash provided by operating activities	178,722	239,942
Cash flows from investing activities
Business acquisition activity (net of cash acquired)	—	(985,365)
Capital expenditures	(70,515)	(76,623)
Proceeds from sale of plant assets	1,947	—
Net cash used in investing activities	(68,568)	(1,061,988)
Cash flows from financing activities
Proceeds from bank term loans	2,262,000	547,250
Proceeds from notes offerings	—	350,000
Repayments of long-term obligations	(2,478,909)	(10,145)
Proceeds from short-term borrowings	2,743	2,182
Repayments of short-term borrowings	(3,743)	(3,180)
Repayment of capital lease obligations	(5,536)	(2,621)
Dividends paid	(101,173)	(89,343)
Net proceeds from issuance of common stock	14,868	24,914
Excess tax benefits on equity-based compensation	—	10,767
Taxes paid related to net share settlement of equity awards	(10,238)	(1,087)
Debt acquisition costs	(12,937)	(22,564)
Net cash (used in) provided by financing activities	(332,925)	806,173
Effect of exchange rate changes on cash	1,036	252
Net change in cash and cash equivalents	(221,735)	(15,621)
Cash and cash equivalents - beginning of period	353,076	180,549
Cash and cash equivalents - end of period	$131,341	$164,928

Supplemental disclosures of cash flow information:
Interest paid	$86,031	$79,030
Interest received	65	131
Income taxes paid	48,333	19,623
Non-cash investing and financing activities:
New capital leases	10,342	16,044
Dividends payable	40,150	34,883
Accrued additions to plant assets	9,944	13,800

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Gross Profit and Adjusted Gross Profit as a % of sales (1)
(thousands)

	Three months ended		Nine months ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016
Gross Profit (as reported)	$219,291	$228,704	$594,773	$648,463
Accelerated depreciation expense - Aunt Jemima and other frozen breakfast products exit	—	—	23,602	—
Non-cash items
Unrealized (gains)/losses resulting from hedging (2)	(3,706)	(1,724)	613	(9,217)
Purchase accounting adjustments (3)	—	—	—	10,382
Aunt Jemima and other frozen breakfast products exit (4)	—	—	5,078	—
Acquisition, merger and other restructuring charges
Restructuring and integration costs (5)	1,146	2,102	10,183	3,711
Employee severance (6)	—	—	270	—
Aunt Jemima and other frozen breakfast products exit (7)	—	—	4,324	—
Adjusted Gross Profit	$216,731	$229,082	$638,843	$653,339
Adjusted Gross Profit as a % of sales
Adjusted Gross Profit	$216,731	$229,082	$638,843	$653,339
Net sales	$749,814	$758,821	$2,260,496	$2,269,457

Adjusted Gross Profit as a % of sales	28.9%	30.2%	28.3%	28.8%

(1)	Excludes Boulder Brands and Garden Protein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.

(3)	Represents expense related to the write-up to fair market value of inventories acquired as a result of the Boulder Brands acquisition.

(4)	Primarily represents charges to adjust inventory to net realizable value resulting from the exit of the business.

(5)	Primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions.

(6)	Represents severance costs for terminated employees not related to business acquisitions.

(7)	Primarily represents employee termination costs and contract termination fees resulting from the exit of the business.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Net Earnings & Adjusted EPS (1)
(thousands, except per share amounts)

	Three months ended		Nine months ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016
Net earnings	$46,581	$52,353	$88,348	$122,973
Accelerated depreciation expense - Aunt Jemima and other frozen breakfast products exit	—	—	23,602	—
Accelerated amortization expense - Aunt Jemima and other frozen breakfast products exit	—	—	3,783	—
Accelerated amortization expense - gardein Private Label business exit	—	—	656	—
Non-cash items
Unrealized (gains)/losses resulting from hedging (2)	(3,706)	(1,724)	613	(9,217)
Purchase accounting adjustments (3)	—	—	—	10,382
Tradename impairment charges (4)	39,100	11,200	66,530	11,200
Foreign exchange (gains)/losses (5)	(1,482)	256	(1,880)	(1,027)
Wind down of Boulder Brands UK operations (6)	—	—	(771)	—
Aunt Jemima and other frozen breakfast products exit (7)	—	—	5,078	—
Acquisition, merger and other restructuring charges
Acquisition or other non-recurring expenses (8)	—	—	—	6,781
Restructuring and integration costs (9)	2,131	6,568	12,572	31,674
Employee severance (10)	265	—	1,242	—
Aunt Jemima and other frozen breakfast products exit (11)	—	—	4,324	—
Interest expense (12)	—	600	49,451	600
Tax Impact of adjustments to Adjusted Net Earnings (13)	(13,718)	(6,449)	(60,934)	(13,206)
Adjusted Net Earnings	$69,171	$62,804	$192,614	$160,160
Adjusted Earnings Per Share
Adjusted Net Earnings	$69,171	$62,804	$192,614	$160,160
Diluted weighted average outstanding shares	119,690	118,390	119,543	117,923
Adjusted Earnings Per Share	$0.58	$0.53	$1.61	$1.36

Diluted earnings per share (as reported)	$0.39	$0.44	$0.74	$1.04
Accelerated depreciation expense - Aunt Jemima and other frozen breakfast products exit	—	—	0.20	—
Accelerated amortization expense - Aunt Jemima and other frozen breakfast products exit	—	—	0.03	—
Accelerated amortization expense - gardein Private Label business exit	—	—	0.01	—
Non-cash items			—
Unrealized (gains)/losses resulting from hedging (2)	(0.03)	(0.01)	0.01	(0.08)
Purchase accounting adjustments (3)	—	—	—	0.09
Tradename impairment charges (4)	0.33	0.09	0.56	0.09
Foreign exchange (gains)/losses (5)	(0.01)	—	(0.02)	(0.01)
Wind down of Boulder Brands UK operations (6)	—	—	(0.01)	—
Aunt Jemima and other frozen breakfast products exit (7)	—	—	0.04	—
Acquisition, merger and other restructuring charges
Acquisition or other non-recurring expenses (8)	—	—	—	0.06
Restructuring and integration costs (9)	0.02	0.06	0.11	0.27
Employee severance (10)	—	—	0.01	—
Aunt Jemima and other frozen breakfast products exit (11)	—	—	0.04	—
Interest expense (12)	—	0.01	0.41	0.01
Tax Impact of adjustments to Adjusted Net Earnings (13)	(0.11)	(0.05)	(0.51)	(0.11)
Adjusted Earnings Per Share	$0.58	$0.53	$1.61	$1.36

(1)	Excludes Boulder Brands and Garden Protein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.

(3)	Represents expense related to the write-up to fair market value of inventories acquired as a result of the Boulder Brands acquisition.

(4)
For the three months ended September 24, 2017, represents tradename impairment on Celeste ($24.8 million), Snyder of Berlin ($6.5 million), Nalley ($4.2 million), Bernstein ($3.1 million) and Swanson ($0.5 million). For the nine months ended September 24, 2017, also includes the tradename impairment on Aunt Jemima ($27.4 million) recorded in the second quarter of 2017.

(5)	Represents foreign exchange gains and losses resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(6)	Represents adjustments resulting from the voluntary wind-down of the Boulder Brands private-label gluten-free bakery operation which is based in the United Kingdom.

(7)	Primarily represents charges to adjust inventory to net realizable value resulting from the exit of the business.

(8)	Represents Boulder Brands acquisition costs.

(9)	Primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions.

(10)	Represents severance costs for terminated employees not related to business acquisitions.

(11)	Primarily represents employee termination costs and contract termination fees resulting from the exit of the business.

(12)
For the nine months ended September 24, 2017, represents charges associated with the February 2017 term loan refinancing which consisted of recognizing a $28.5 million non-cash charge for deferred financing costs and original discount as well as a $21.0 cash charge resulting from the de-designation and settlement of interest rate swaps. For the three and nine months ended September 25, 2016, represents charges associated with the July 2016 Boulder Brands term loan repricing.

(13)	See Adjusted Effective Income Tax Rate reconciliation for further details.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted EBIT & Adjusted EBITDA (1)
(thousands)

	Three months ended		Nine months ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016
Net earnings	$46,581	$52,353	$88,348	$122,973
Interest expense, net	29,088	36,446	138,298	103,470
Provision for income taxes	18,385	29,469	22,636	79,892
Earnings before interest and taxes (as reported)	94,054	118,268	249,282	306,335
Accelerated depreciation expense - Aunt Jemima and other frozen breakfast products exit	—	—	23,602	—
Accelerated amortization expense - Aunt Jemima and other frozen breakfast products exit	—	—	3,783	—
Accelerated amortization expense - gardein Private Label business exit	—	—	656	—
Non-cash items
Unrealized (gains)/losses resulting from hedging (2)	(3,706)	(1,724)	613	(9,217)
Purchase accounting adjustments (3)	—	—	—	10,382
Tradename impairment charges (4)	39,100	11,200	66,530	11,200
Foreign exchange (gains)/losses (5)	(1,482)	256	(1,880)	(1,027)
Wind down of Boulder Brands UK operations (6)	—	—	(771)	—
Aunt Jemima and other frozen breakfast products exit (7)	—	—	5,078	—
Acquisition, merger and other restructuring charges
Acquisition or other non recurring expenses (8)	—	—	—	6,781
Restructuring and integration costs (9)	2,131	6,568	12,572	31,674
Employee severance (10)	265	—	1,242	—
Aunt Jemima and other frozen breakfast products exit (11)	—	—	4,324	—
Adjusted EBIT	$130,362	$134,568	$365,031	$356,128
Depreciation	24,046	22,768	70,476	66,084
Amortization	2,486	4,309	8,914	12,665
Adjusted EBITDA	$156,894	$161,645	$444,421	$434,877

(1)	Excludes Boulder Brands and Garden Protein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.

(3)	Represents expense related to the write-up to fair market value of inventories acquired as a result of the Boulder Brands acquisition.

(4)
For the three months ended September 24, 2017, represents tradename impairment on Celeste ($24.8 million), Snyder of Berlin ($6.5 million), Nalley ($4.2 million), Bernstein ($3.1 million) and Swanson ($0.5 million). For the nine months ended September 24, 2017, also includes the tradename impairment on Aunt Jemima ($27.4 million) recorded in the second quarter of 2017.

(5)	Represents foreign exchange gains and losses resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(6)	Represents adjustments resulting from the voluntary wind-down of the Boulder Brands private-label gluten-free bakery operation which is based in the United Kingdom.

(7)	Primarily represents charges to adjust inventory to net realizable value resulting from the exit of the business.

(8)	Represents Boulder Brands acquisition costs.

(9)	Primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions.

(10)	Represents severance costs for terminated employees not related to business acquisitions.

(11)	Primarily represents employee termination costs and contract termination fees resulting from the exit of the business.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Net Interest Expense
(thousands)

	Three months ended		Nine months ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016
Interest expense	$29,125	$36,473	$138,363	$103,601
Interest income	37	27	65	131
Net Interest Expense (as reported)	29,088	36,446	138,298	103,470
Cash settlement of hedges related to refinancing (1)	—	—	(20,722)	—
Non-cash recognition of deferred costs related to refinancing (1)	—	—	(28,494)	—
Other expenses related to refinancing	—	—	(235)	—
Expenses related to the repricing (1)	—	(600)	—	(600)
Adjusted Net Interest Expense	$29,088	$35,846	$88,847	$102,870

(1)
For the nine months ended September 24, 2017, represents charges associated with the February 2017 term loan refinancing which consisted of recognizing a $28.5 million non-cash charge for deferred financing costs and original discount as well as a $21.0 cash charge resulting from the de-designation and settlement of interest rate swaps. For the three and nine months ended September 25, 2016, represents charges associated with the July 2016 Boulder Brands term loan repricing.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Effective Income Tax Rate

	Three months ended		Nine months ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016
Effective income tax rate (as reported)	28.3%	36.0%	20.4%	39.4%
Acquisition or other non recurring expenses (1)	—%	(0.3)%	—%	(0.3)%
Restructuring and integration costs (2)	—%	(0.3)%	—%	(0.3)%
Valuation allowance on foreign tax credit due to acquisition (3)	—%	1.0%	—%	(0.3)%
Increase in deferred tax liability due to acquisition (4)	—%	—%	—%	(1.9)%
Effect of windfall benefit (5)	2.2%	—%	7.5%	—%
State law changes (6)	(0.5)%	—%	0.8%	—%
Adjustment to income tax liability (7)	1.3%	—%	1.2%	—%
Other	0.4%	—%	0.4%	0.2%
Adjusted Effective Income Tax Rate	31.7%	36.4%	30.3%	36.8%

(1)	For the nine months ended September 25, 2016, represents the effective tax rate impact of non-deductible Boulder acquisition costs.

(2)	For the nine months ended September 25, 2016, represents the effective tax rate impact of non-deductible severance costs in connection with the integration of Boulder.

(3)	For the nine months ended September 25, 2016, represents the effective tax rate impact of a valuation allowance on our foreign tax credit.

(4)	For the nine months ended September 25, 2016, represents the effective tax rate impact of a change in our state deferred income tax liability.

(5)
For the three and nine months ended September 24, 2017, represents the differential in the weighted average effect, on a GAAP compared to adjusted income basis, of our deduction for excess tax benefits from share based payment transactions being recorded as an item of continuing operations in accordance with ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting" effective for our 2017 fiscal year.

(6)
For the three and nine months ended September 24, 2017, represents the differential in the weighted averaged effect, on a GAAP compared to adjusted income basis, of changes in state tax laws on our deferred income tax liability.

(7)
For the three and nine months ended September 24, 2017, represents the differential in the weighted average effect, on a GAAP compared to adjusted income basis, of an adjustment to our income tax liability.

Pinnacle Foods Inc. Reconciliation of Non-GAAP measures (Unaudited) Adjusted Segment amounts (thousands)

	Three months ended		Nine months ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016
Net sales - Reported
Frozen	$301,372	$314,403	$918,207	$933,688
Grocery	270,418	258,945	805,825	790,863
Boulder	101,009	92,433	292,955	267,288
Specialty	77,015	93,040	243,509	277,618
Total	$749,814	$758,821	$2,260,496	$2,269,457

Earnings before interest & taxes - Reported
Frozen	$28,224	$54,201	$66,886	$151,293
Grocery	51,777	55,189	165,454	148,716
Boulder	19,129	6,965	38,050	8,250
Specialty	1,006	8,364	(754)	22,410
Unallocated corporate expenses	(6,082)	(6,451)	(20,354)	(24,334)
Total	$94,054	$118,268	$249,282	$306,335

Adjustments (Non GAAP - See separate table)
Frozen	$24,299	$9,601	$75,585	$6,931
Grocery	6,197	204	8,348	8,229
Boulder	(500)	5,557	9,582	25,602
Specialty	6,312	938	22,234	2,249
Unallocated corporate expenses	—	—	—	6,782
Total	$36,308	$16,300	$115,749	$49,793

Earnings before interest & taxes - Adjusted (Non GAAP - See separate discussion and tables)
Frozen	$52,523	$63,802	$142,471	$158,224
Grocery	57,974	55,393	173,802	156,945
Boulder	18,629	12,522	47,632	33,852
Specialty	7,318	9,302	21,480	24,659
Unallocated corporate expenses	(6,082)	(6,451)	(20,354)	(17,552)
Total	$130,362	$134,568	$365,031	$356,128

Pinnacle Foods Inc. Reconciliation of Non-GAAP measures (Unaudited) Supplemental Schedule of Adjustments Detail (millions)

	Adjustments to Earnings Before Interest and Taxes
	Three months ended		Nine months ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016
Frozen
Aunt Jemima and other frozen breakfast products exit	$—	$—	$49.4	$—
Restructuring and acquisition integration charges	0.3	—	0.5	0.4
Employee severance	0.1	—	0.2	—
Unrealized mark-to-market loss/(gain)	(1.4)	(0.7)	0.2	(4.2)
Expenses related to the write-up to fair value of inventories acquired	—	—	—	0.3
Tradename impairment charges	25.3	10.3	25.3	10.3
Other	—	—	—	0.1
Total Frozen	$24.3	$9.6	$75.6	$6.9

Grocery
Restructuring and acquisition integration charges	$0.4	$0.9	$0.5	$8.6
Employee severance	0.1	—	0.2	—
Unrealized mark-to-market loss/(gain)	(1.6)	(0.7)	0.3	(4.1)
Expenses related to the write-up to fair value of inventories acquired	—	—	—	3.5
Tradename impairment charge	7.3	—	7.3	—
Other	—	—	—	0.2
Total Grocery	$6.2	$0.2	$8.3	$8.2

Boulder
Restructuring and acquisition integration charges	$(0.1)	$5.7	$8.8	$19.8
Employee severance	—	—	0.7	—
Expense related to the write-up to fair market value of inventories acquired	—	—	—	6.0
Unrealized mark-to-market loss/(gain)	(0.4)	(0.1)	0.1	(0.2)
Total Boulder	$(0.5)	$5.6	$9.6	$25.6

Specialty
Aunt Jemima and other frozen breakfast products exit	$—	$—	$14.8	$—
Restructuring charges	—	0.1	0.2	1.4
Accelerated amortization due to the exit of the gardein Private Label business	—	—	0.7	—
Unrealized mark-to-market loss/(gain)	(0.2)	(0.1)	—	(0.7)
Expenses related to the write-up to fair value of inventories acquired	—	—	—	0.6
Tradename impairment charges	6.5	0.9	6.5	0.9
Total Specialty	$6.3	$0.9	$22.2	$2.2

Unallocated Corporate Expenses
Boulder Brands acquisition related charges	$—	$—	$—	$6.8
Total Unallocated Corporate Expenses	$—	$—	$—	$6.8